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                                                                     EXHIBIT 5.2

                    [Letterhead of Conyers, Dill & Pearman]

June, 12 1998



Terra Nova (Bermuda) Holdings Ltd.
Richmond House
12 Par-la-Ville Road
Hamilton
Bermuda


Terra Nova Insurance (UK) Holdings PLC
Terra Nova House
41-43 Mincing Lane
London EC3R 7SP
Great Britain


Dear Sirs,

RE:  TERRA NOVA (BERMUDA) HOLDINGS LTD. (THE "COMPANY")
     EXCHANGE OFFER OF US$100,000,000 7% SENIOR NOTES DUE 2008

We have acted as special legal counsel to Terra Nova (Bermuda) Holdings Ltd., a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Forms F-4 and S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), related to the
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Terra Nova (Bermuda) Holdings Ltd. and
Terra Nova Insurance (UK) Holdings PLC,
Page 2
June 12, 1998

exchange of $100,000,000 aggregate principal amount of 7% Senior Notes due 2008 of Terra Nova Insurance (UK) Holdings plc (the "Issuer"), fully and unconditionally guaranteed on a senior basis by the Company.

For the purposes of giving this opinion, we have examined the following documents:

     (i) a copy of an indenture dated as of 18th May, 1998 among the Issuer, the Company and The Chase Manhattan Bank, as trustee (the "Indenture")

     (ii) the form of guarantee set out in Exhibit D of the Indenture (the "Guarantee") to be endorsed on the global note to be issued pursuant to the Indenture.

The Indenture and the Guarantee are herein sometimes collectively referred to as the "Documents".

We have also reviewed and relied upon the memorandum of association and the bye-laws of the Company, minutes of a meeting of the Executive Committee of the Board of Directors of the Company held on 13th April, 1998 certified by the General Counsel of the Company on 11th May, 1998, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(ii) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

(iii) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company;

(iv) the correctness, accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;
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Terra Nova (Bermuda) Holdings Ltd. and
Terra Nova Insurance (UK) Holdings PLC,
Page 3
June 12, 1998

(v) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(vi) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Documents which are expressed to be subject to such Foreign Laws in accordance with their respective terms; and

(vii) the validity under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of any State or federal court sitting in the City of New York (the "Foreign Courts").

The obligations of the Company under the Documents:

(i) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii) will be subject to statutory limitation of the time within which proceedings may be brought;

(iii) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the Indenture has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company enforceable in accordance with the terms thereof
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Terra Nova (Bermuda) Holdings Ltd. and
Terra Nova Insurance (UK) Holdings PLC,
Page 4
June 12, 1998

and that when duly executed and delivered by or on behalf of the Company the Guarantee will constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN